Exhibit 99
Accenture Names CEO Julie Sweet to Additional Position of Chair of the Board, Effective Sept. 1, 2021
-- Executive Chairman David Rowland to retire and step down from the board --

NEW YORK; June 2, 2021 — The board of directors of Accenture (NYSE: ACN) has named CEO Julie Sweet to the additional position of chair of the board, effective Sept. 1, 2021. She succeeds David Rowland, who will step down as executive chairman and from the board on that date. Sweet, 53, succeeded Rowland as CEO on Sept. 1, 2019, when she also joined the Accenture board of directors.

“Julie’s appointment to the additional role of chair of the board reflects her exceptional track record as a senior leader for more than a decade,” said Gilles Pélisson, independent lead director of the Accenture board. “In less than two years as CEO, she established our new growth model and led the company through the COVID-19 global pandemic while strengthening commitments to sustainability and equality for all and creating significant value for our clients and shareholders.”

“On behalf of the Board, I want to recognize the outstanding contributions that David has made during his 39 years with Accenture, including 11 years as a member of Accenture’s Global Management Committee. As CFO, he was instrumental in our rotation to the new—digital, cloud and security—and built an even stronger, world class, technology-enabled finance organization. And we shall be forever grateful for his leadership when he stepped in as interim CEO when our former CEO, Pierre Nanterme, passed away—ensuring that Accenture continued its strong growth trajectory, laying the groundwork for its next phase of growth and executing a seamless transition with Julie.”

Rowland, 60, joined Accenture in 1983. He has served as executive chairman since September 2019 and previously was interim chief executive officer and a board member from January 2019 to September 2019. Before his appointment as interim CEO, he was Accenture’s chief financial officer for nearly six years and prior to that senior vice president of finance for six years. As CFO, he played a significant role in developing and executing Accenture’s strategy to rotate its business to the high-growth areas of digital, cloud and security.

“I want to thank David for his numerous contributions to Accenture over four decades, and for his extraordinary stewardship—he has inspired generations of leaders with his focus on always looking to the future, building a better Accenture for all, and solving for our clients, people and communities.” said Sweet. “We have benefitted from his experience and perspective through his service as executive chairman over the last two years, and I am honored to succeed him.”

About Accenture

Accenture is a global professional services company with leading capabilities in digital, cloud and security. Combining unmatched experience and specialized skills across more than 40 industries, we offer Strategy and Consulting, Interactive, Technology and Operations services—all powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. Our 537,000 people deliver on the promise of technology and human ingenuity every day, serving clients in more than 120 countries. We embrace the power of change to create value and shared success for our clients, people, shareholders, partners and communities. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com